Exhibit 4.6

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 2, 2015 among Power Solutions International, Inc., a Delaware corporation (the “Company”), Powertrain Integration Acquisition, LLC, an Illinois limited liability company, and Bi-Phase Technologies, LLC, a Minnesota limited liability company (the “Guaranteeing Subsidiaries”), the Existing Guarantors (as defined below), and The Bank of New York Mellon, as trustee (the “Trustee”) under the Indenture, dated as of April 29, 2015, among the Company, the Guarantors party thereto (the “Existing Guarantors”), and the Trustee (as amended, supplemented or otherwise modified from time to time, the “Indenture”).

W I T N E S S E T H

WHEREAS, the Company and the Existing Guarantors have heretofore executed and delivered the Indenture providing for the issuance by the Company of its 5.50% Senior Notes due 2018 (the “Securities”);

WHEREAS, the Indenture provides that under certain circumstances a Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guaranteeing Subsidiary shall, subject to Article Thirteen of the Indenture, unconditionally guarantee the Securities on the terms and conditions set forth therein (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01(e) and Section 9.03 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company, the Guaranteeing Subsidiaries, the Existing Guarantors and the Trustee mutually covenant and agree as follows for the equal and ratable benefit of the Holders as follows:

ARTICLE ONE

DEFINITIONS

Section 1.1    Defined Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE TWO

AGREEMENT TO GUARANTEE

Section 2.1    Agreement to be Bound. Each Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

Section 2.2    Guarantee. Each Guaranteeing Subsidiary agrees, on a joint and several basis with all the Existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Securities and the Trustee the Securities and all obligations thereunder pursuant to Article Thirteen of the Indenture.

ARTICLE 3

MISCELLANEOUS

Section 3.1    Execution and Delivery. Each Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding any failure to endorse on the Securities a notation of the Guarantee.

Section 3.2    Benefits Acknowledged. Each Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Guarantee and this Supplemental Indenture are knowingly made in contemplation of such benefits.

Section 3.3    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.4    Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.5    Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

Section 3.6    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE SECURITIES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.7    Counterparts. The parties may sign any number of copies of this Supplemental Indenture (including by electronic transmission). Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.8    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.9    Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries, the Existing Guarantors and the Company.

[SIGNATURE PAGES FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

	The Company and the Existing Guarantors:	The Guaranteeing Subsidiaries:

	POWER SOLUTIONS INTERNATIONAL, INC. THE W GROUP, INC.	POWERTRAIN INTEGRATION ACQUISITION, LLC BI-PHASE TECHNOLOGIES, LLC
POWER SOLUTIONS, INC.
	PROFESSIONAL POWER PRODUCTS, INC.	By:	/s/ Michael Lewis
	POWER GREAT LAKES, INC.		Michael Lewis
	AUTO MANUFACTURING, INC.		Chief Financial Officer
TORQUE POWER SOURCE PARTS, INC.
POWER PRODUCTION, INC.
POWER GLOBAL SOLUTIONS, INC.
PSI INTERNATIONAL, LLC
XISYNC LLC
POWER PROPERTIES, L.L.C.

By:	/s/ Michael Lewis
Michael Lewis
Chief Financial Officer

[Signature Page to Supplemental Indenture]

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Francine Kincaid
Name:	Francine Kincaid
Title:	Vice President

[Signature Page to Supplemental Indenture]